EXHIBIT 99.1

Trend Mining Company Encouraged by Preliminary Drilling at Diabase Peninsula, Athabasca Basin, Saskatchewan

DENVER, Feb. 16, 2006 -- Trend Mining Company (OTC BB:TRDM.OB - News) is pleased to announce encouraging results from Nuinsco Resources' (Toronto:NWI.TO - News) drilling program at Trend's Diabase Peninsula property in the Athabasca Basin of Saskatchewan. All five drill holes completed to date (totalling 2,422 meters or approximately 8,000 feet) have drilled through the unconformity where uranium mineralization is expected to occur. Assays have now been returned from the first hole, where anomalous uranium mineralization of up to 57.7 ppm was intersected at and near the unconformity. Samples show other enrichments including boron, potassium, and normative corundum, as well as locally bleached sandstone and clay alteration. These characteristics indicate that high-temperature fluids passed through the rock and are considered typical of unconformity-type uranium mineralization. Nuinsco is the operator of the 21,900ha (approximately 85 square miles) project and holds an option to earn a 50% interest from Trend. Nuinsco may vest by March, 2006.

Thomas Loucks, President of Trend, was pleased with Nuinsco's early results: "We are happy with Nuinsco's progress to date. The identification now of anomalous uranium in drill holes corroborates our previous interpretation, based on geophysical and geochemical surveys and geological assessment, that the property has solid potential for uranium mineralization. Further, the property is large, and thus it is most encouraging to get positive results early in the drilling program." Mr. Loucks went on to note that, "Assaying and sample processing are at a very early stage, and the Canadian laboratory has added another shift and is doing its best, in the midst of a uranium boom, to speed up assay turn-around time."

As previously described, the Diabase Peninsula Property encompasses coincident, highly prospective alteration and geophysical signatures, which are indicative of possible uranium mineralization. Located on the western shore of Cree Lake approximately five kilometres north of the southern boundary of the Athabasca Basin, the Diabase Peninsula Property overlies the graphite-bearing Cable Bay Shear Zone -- this structure is considered to be important as a potential host for uranium mineralisation in this part of the Athabasca Basin. Further, the coincident geophysical and geochemical trends presently define a five kilometer domain at the center of the claim group. This latter zone is coincident with a 35-km long airborne EM anomaly, identified in a property-wide survey conducted in August 2005, that extends the full length of the property from north to south, possibly identifying the presence and locus of the Cable Bay Shear Zone. Combined, these signatures provide compelling drill targets at Diabase Peninsula.

Trend Mining Company is a diversified, U.S.-based minerals company that offers investors exposure and leverage to discovery of precious and base metals. Trend's properties include its royalty interest in the Andacollo gold mine in Chile, along with a compelling portfolio of uranium, PGM and base metal exploration projects in the United States and Canada. Trend is led by highly qualified management and a strong Board of Directors. Trend stock trades on the OTC Bulletin Board (OTC BB:TRDM.OB - News).


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Throughout  this  press  release  there  are   forward-looking   statements  and
assumptions made by management within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by those sections. Factors that could cause results to differ materially from those projected are, but not limited to, adverse price fluctuations of underlying metals, the company's ability to acquire and develop properties, competition from larger more established companies, the ability to finance future acquisitions and projects, and governmental regulation. Trend Mining Company believes that the projects it has entered into and those it will enter into show promise, but there can be no guarantee of that. This press release is for informational purposes only and should not be construed as an offer to solicit, buy, or sell any security.

Contact:
         Trend Mining Company
         Thomas Loucks, President & CEO
         (303) 798-7363
         www.trendmining.com